Exhibit 99.1

AGY Holding Corp. Announces 2010 Third Quarter Consolidated Results

and Earnings Conference Call

AIKEN, SOUTH CAROLINA—(November 12, 2010)—AGY Holding Corp. (“AGY” or the “Company”) reports its 2010 third quarter results highlights.

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Revenue in third quarter 2010 of $45.6 million increased 9.4% compared to the third quarter of 2009 due to increased sales volumes and a favorable sales mix in AGY’s US and European markets, plus sales gains generated by the AGY Asia business segment (“AGY Asia”).

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A loss from operations of $0.9 million for the third quarter of 2010 included restructuring and accelerated depreciation charges of $2.3 million associated with AGY’s North American footprint optimization. Excluding these expenses, the Company would have generated positive operating earnings during the third quarter of 2010 and demonstrated improved operating leverage compared to the third quarter 2009.

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The Adjusted EBITDA attributable to the Company of $5.6 million for the third quarter of 2010 (which excludes the portion of Adjusted EBITDA loss attributable to the 30% noncontrolling interest in AGY Asia) represents a 12.3% EBITDA margin, essentially flat compared to the second quarter of 2010. The benefit of improved profitability of our AGY Asia business segment was offset by a reduction in the profitability of the AGY US business segment (“AGY US”) compared to the second quarter of 2010 primarily due to lower sales, a less favorable mix and short-term inefficiencies related to capacity expansion activities. Compared to the third quarter of 2009, Adjusted EBITDA for the third quarter of 2010 increased by $7.7 million.

Summary Financial Performance

($ in millions)

	Quarter Ended September 30,		Year-to-date September 30,
	2010	2009	2010	2009
Net sales	$45.6	$41.7	$140.4	$114.2
Loss from operations	(0.9)	(6.3)	(5.6)	(62.6)
Net loss	(6.7)	(7.7)	(17.6)	(43.1)
Net loss attributable to AGY Holding Corp.	(6.7)	(7.5)	(17.2)	(42.7)
Non-GAAP measures:
EBITDA(1)	4.4	(2.1)	10.1	(29.0)
Adjusted EBITDA(1)	6.3	(1.8)	21.0	0.5
Adjusted EBITDA attributable to AGY Holding Corp.(2)	5.6	(2.1)	19.4	0.2
Adjusted EBITDA margin attributable to AGY Holding Corp(3)	12.3%	(5.0)%	13.8%	0.2%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net income (loss) determined under GAAP.

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(2)	Adjusted EBITDA attributable to AGY Holding Corp. excludes the portion of Adjusted EBITDA attributable to the noncontrolling interest.
(3)	Adjusted EBITDA margin attributable to AGY Holding Corp. is calculated by dividing Adjusted EBITDA attributable to AGY Holding Corp. by net sales.

Net sales in the third quarter of 2010 were $45.6 million, which consists of $38.9 million of revenue reported by AGY US and $6.7 million of sales reported by AGY Asia (after accounting for the elimination of $1 million of intercompany sales).

AGY US—Revenues in the third quarter of 2010 increased by $3.4 million, or 9.5%, compared to the third quarter of 2009, due to higher sales volumes and a favorable sales mix, partially offset by competitive pricing pressures. Market demand has been stable in most markets that AGY US served during the third quarter of 2010, with some softening related to seasonal influences compared to the second quarter 2010. Aerospace sales increased by $0.8 million, or 11.5%, for the third quarter of 2010 compared to the third quarter of 2009 and returned to 2008 average demand levels, reflecting primarily increases in both aircraft retrofit and new build activity. The industrial and construction market revenues increased approximately $3.7 million and $0.4 million, respectively. The electronics market revenues were $1.0 million below the third quarter of 2009 and the second quarter of 2010 level reflecting some traditional seasonal softening in Asian market demand. We also experienced some capacity-constrained sales for some of our high-end electronics glassfibers as we rationalized our North American manufacturing footprint. Defense revenue decreased $0.5 million in the third quarter of 2010, compared to the same period of 2009, mainly as the result of price erosion while volumes were essentially flat.

AGY Asia—This business segment reported in the third quarter of 2010 its highest sales since the June 2009 acquisition of AGY Asia of $7.7 million, which represents a 24% improvement compared to the third quarter of 2009 due to increased demand in the Asian electronic market, increased export sales to Europe and favorable pricing.

The Company reported a loss from operations for the third quarter of 2010 of $0.9 million, compared to loss from operations of $6.3 million reported in the third quarter of 2009. Improved sales, plus improved manufacturing efficiencies and cost reductions, are the main drivers of these operating performance gains for AGY US and AGY Asia. The operating results of these business segments improved by $4.1 million and $1.3 million, respectively. These improvements were partially offset during the third quarter of 2010 by incremental restructuring and accelerated depreciation charges of $2.3 million (or a total of $6.1 million year-to-date) associated with AGY North American footprint optimization, which we believe will, over the long-term, improve our profitability and our overhead cost structure. In addition AGY US profitability benefited during the third quarter 2010 from improved operating leverage of overhead costs at increased production capacity level compared to the same period in 2009.

AGY reported consolidated net losses attributable to the Company of $6.7 million and $7.5 million for the third quarters of 2010 and 2009, respectively. The increase in operating profitability during the third quarter of 2010 compared to the same period of 2009 was partly offset by a $4.0 million tax benefit reduction due primarily to establishment of valuation allowance during the third quarter of 2010 for domestic deferred tax assets based on the projection that the amount of tax benefits from net operating losses for the full 2010 calendar year will be limited by the amount of available deferred tax liabilities.

Adjusted EBITDA, a measure of operating performance used by management of AGY, was $5.6 million during the third quarter of 2010, compared to Adjusted EBITDA loss of $2.1 million for the comparable period of 2009. Improved operating results in the third quarter of 2010 compared to the same period in 2009 resulted from increased market demand and sales margin, as well as improved manufacturing efficiencies and cost reduction initiatives in our AGY US and AGY Asia business segments. AGY US contributed $4.1 million of Adjusted EBITDA during the third quarter of 2010, or a $6.8 million improvement over the third quarter of 2009. AGY Asia positively impacted the Company’s results with a $1.5 million Adjusted EBITDA for the third quarter of 2010, an increase of $0.9 million from third quarter 2009. For the first nine months of 2010 Adjusted EBITDA attributable to AGY Holding Corp. was $19.4 million, compared to the $0.2 million reported for the comparable period of 2009.

The Company’s consolidated cash balance as of September 30, 2010 was $5.2 million. Total debt, net of cash as of September 30, 2010, was $227.1 million, a year-to-date decrease of $2.0 million, of which $2.9 million was attributable to AGY Asia to support primarily the upgrade in manufacturing technology necessary for future growth of AGY Asia’s operations.

“We are pleased with our results for the third quarter. While we experienced some moderation of our sales growth this quarter principally for our AGY US business segment, which is due in part to traditional seasonal effects, we were able to sustain prior quarter’s EBITDA margin of 12% with a lower revenue base”, commented Doug Mattscheck, President and Chief Executive Officer. “We have now completed the major milestones of our North American footprint optimization and the investment in restarting capacity to meet the demands of our customer base; we started to experience improved manufacturing efficiencies in the later part of this quarter, which should drive increased operating profits along with our new improved cost structure. Finally, our continued strict working capital management and improved operating results reflected in an increased and positive cash generation for both our AGY US and AGY Asia business unit in the third quarter.’’

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including aerospace, defense, electronics, construction and industrial. Headquartered in Aiken, South Carolina, AGY has a European office in Lyon, France and manufacturing facilities in the U.S. in Aiken, South Carolina and Huntingdon, Pennsylvania and a controlling interest in a manufacturing facility in Shanghai, China. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com or by email at info@agy.com.

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Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the restrictive covenants contained in its various debt agreements; adverse changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy, alloy metals and raw material costs and availability; downward selling price movements; the success of new technology; labor disputes or increased labor costs; currency and interest rate fluctuations; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions, including AGY Asia; the Company’s ability to finance the consideration to be paid pursuant to the put/call agreement for the 30% noncontrolling interest in AGY Asia; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; and the Company’s inability or failure to comply with environmental, health or safety laws and regulations. Factors that could cause actual results to differ materially from these forward-looking statements include but are not limited to those risk factors listed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	C. Steven Smoot
AGY Holding Corp.
PH: 803-643-1257
steve.smoot@agy.com

The Company will hold a conference call to discuss the third quarter 2010 results and respond to questions. The details for the call are as follows:

Date: November 15, 2010

Time: 2:00pm EST

Dial-in number: 866-866-1333

International: 404-260-1421

Conference ID: N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Rebroadcast of this conference will be available two hours after it is complete. Parties who are interested in listening to the rebroadcast may dial 866-939-0581 or 678-302-3540 and when prompted enter pin—4804300#. At system prompt dial ‘4’ to listen to a previously recorded conference. When prompted, enter confirmation number—201011052189889#. The rebroadcast will be available through January 15, 2011.

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share and per share data)

Assets	September 30, 2010 (Unaudited)	December 31, 2009
Current assets:
Cash	$5,179	$3,439
Trade accounts receivable, less allowances of $3,157 and $2,558 at September 30, 2010 and December 31, 2009, respectively	20,932	18,682
Inventories, net	29,501	29,734
Deferred tax assets	5,960	6,382
Other current assets	2,596	2,560

Total current assets	64,168	60,797
Property, plant and equipment, and alloy metals, net	224,481	249,096
Intangible assets, net	18,381	19,667
Other assets	1,009	1,306

TOTAL	$308,039	$330,866

Liabilities, Obligation Under Put/Call for Noncontrolling Interest and Shareholder’s Equity
Current liabilities:
Accounts payable	$12,386	$13,718
Accrued liabilities	17,758	17,563
Short-term borrowings	8,827	5,661
Current portion of long-term debt	6,796	5,142

Total current liabilities	45,767	42,084
Long-term debt	216,633	221,666
Pension and other employee benefit plans	12,591	12,052
Other liabilities	4,874	4,465
Deferred tax liabilities	8,046	13,768

Total liabilities	287,911	294,035

Commitments and contingencies
Obligation under put/call for noncontrolling interest	6,042	11,320

Shareholder’s equity:
Common stock, $.0001 par value per share; 5,000,000 shares authorized; 1,291,667 shares issued and outstanding	—	—
Additional paid-in capital	122,180	122,144
Accumulated deficit	(113,678)	(96,440)
Accumulated other comprehensive deficit	527	(193)

Total AGY Holding Corp. shareholder’s equity	9,029	25,511
Noncontrolling interest	5,057	—

Total shareholder’s equity	14,086	25,511

TOTAL	$308,039	$330,866

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, unless otherwise noted)

	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$45,565	$41,738	$140,446	$114,178
Cost of goods sold	(42,625)	(43,873)	(130,314)	(117,013)

Gross profit (loss)	2,940	(2,135)	10,132	(2,835)
Selling, general and administrative expenses	(3,902)	(3,981)	(11,926)	(12,029)
Restructuring charges	(948)	(27)	(1,978)	(752)
Amortization of intangible assets	(250)	(250)	(752)	(752)
Goodwill impairment charge	—	—	—	(44,466)
Other operating income (expense)	1,302	98	(1,093)	(1,769)

Loss from operations	(858)	(6,295)	(5,617)	(62,603)
Other non-operating (expense) income:
Interest expense	(5,900)	(5,717)	(17,686)	(16,101)
Gain on bargain purchase	—	—	—	22,540
Other income, net	120	285	183	1,413

Loss before income tax benefit	(6,638)	(11,727)	(23,120)	(54,751)
Income tax (expense) benefit	(71)	3,980	5,478	11,635

Net loss	(6,709)	(7,747)	(17,642)	(43,116)
Less: Net (income) loss attributable to the noncontrolling interest	(19)	229	406	426

Net loss attributable to AGY Holding Corp.	$(6,728)	$(7,518)	$(17,236)	$(42,690)

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

	(Unaudited)
	Nine Months Ended September 30,
	2010	2009
Cash flow from operating activities:
Net loss	$(17,642)	$(43,116)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill impairment charge	—	44,466
Depreciation	14,829	8,858
Alloy metals depletion, net	6,779	4,830
Amortization of debt issuance costs	533	535
Amortization of intangibles with definite lives	752	752
Loss (gain) on sale, disposal or exchange of property and equipment and alloy metals	1,552	(450)
Gain on early extinguishment of debt	—	(1,138)
Effect of adopting ASC 805 for acquisition-related costs	—	1,098
Stock compensation	36	607
Gain on bargain purchase for majority interest business combination	—	(22,540)
Deferred income tax benefit	(5,521)	(11,633)
Changes in assets and liabilities (net of effect of assets acquired and liabilities assumed in acquisition):
Trade accounts receivable	(2,251)	(4,347)
Inventories	232	13,292
Other assets	968	637
Accounts payable	(1,447)	248
Accrued liabilities	218	(1,242)
Pension and other employee benefit plans	392	(357)

Net cash used in operating activities	(570)	(9,500)

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(7,569)	(10,074)
Proceeds from the sale of property and equipment and alloy metals	10,717	11,074
Payment for majority interest business acquisition, net of cash acquired	—	(18,153)
Decrease in restricted cash	—	13,056

Net cash provided by (used in) investing activities	3,148	(4,097)

Cash flows from financing activities:
Proceeds from Revolving Credit Facility borrowings	48,850	46,825
Payments on Revolving Credit Facility borrowings	(52,950)	(45,475)
Purchases of Senior Secured Notes	—	(1,793)
Proceeds from AGY Asia Credit Facility borrowings	5,196	3,635
Payments on AGY Asia Credit Facility borrowings	(1,959)	—
Payments on Shanghai Grace Fabric Corporation loan	—	(12,309)
Capital contribution	—	20,000

Net cash provided by financing activities	(863)	10,883

Effect of exchange rate changes on cash	25	35

Net increase (decrease) in cash	1,740	(2,679)

Cash, beginning of period	3,439	4,760

Cash, end of period	$5,179	$2,081

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(Dollars in thousands, unless otherwise noted)

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance. The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three months ended September 30, 2010 and 2009 is set forth on Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net loss determined under GAAP as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Statement of operations data:
Net loss	$(6,709)	$(7,747)	$(17,642)	$(43,116)
Interest expense	5,900	5,717	17,686	16,101
Income tax expense (benefit)	71	(3,980)	(5,478)	(11,635)
Depreciation and amortization	5,096	3,955	15,581	9,610

EBITDA	$4,358	$(2,055)	$10,147	$(29,040)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
EBITDA	$4,358	$(2,055)	$10,147	$(29,040)
Adjustments to EBITDA:
Alloy depletion charge, net	1,937	65	6,779	4,830
Non-cash compensation charges	5	58	36	607
Management fees	188	188	563	563
Acquisition-related costs expensed in accordance with ASC 805	—	188	—	2,628
Gain on early extinguishment of debt	—	—	—	(1,138)
Restructuring charges	948	27	1,978	752
Goodwill impairment charge	—	—	—	44,466
Gain or bargain purchase	—	—	—	(22,540)
(Gain) loss on disposition of assets & others	(1,145)	(227)	1,478	(616)

Adjusted EBITDA	6,291	(1,756)	20,981	512
Less: Adjusted EBITDA attributable to the noncontrolling interest	(663)	300	(1,626)	263

Adjusted EBITDA attributable to AGY Holding Corp.	$5,628	$(2,056)	$19,355	$249

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Adjusted EBITDA allocated to AGY Holding Corp. segment breakdown:
AGY US and Corporate	$4,081	$(2,757)	$15,561	$(365)
AGY Asia	1,547	701	3,794	614

	$5,628	$(2,056)	$19,355	$249

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the result of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes EBITDA provides more comparability between AGY’s historical results and results that reflect purchase accounting and changes in AGY’s capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA (as well as Adjusted EBITDA) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted as permitted and calculated in the manner that consolidated cash flow is calculated under the indenture governing the Company’s senior secured notes, relative to certain provisions, including but not limited to, restricted payments and incurrence of additional indebtedness.